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EXHIBIT 15
HUDSON FOODS, INC. AND SUBSIDIARIES
LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Hudson Foods, Inc.
     Registration on Forms S-8

We are aware that our report dated April 25, 1994 on our review of the interim financial information of Hudson Foods, Inc. for the period ended April 2, 1994, and included in this Form 10-Q is incorporated by reference in the Company's registration statement on Form S-8 (File nos. 33-7261, 33-27738 and 33-36690). Pursuant
to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



Coopers & Lybrand

Tulsa, Oklahoma
April 25, 1994
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